Exhibit 10.1

**Note:	Confidential Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission

ACCREDITED MEMBERS, INC.

March 9, 2011

Mr. Ben Stein
________________________________

RE:           Agreement

Dear Mr. Stein:

Accredited Members Inc. (“AMI”) is excited that you have agreed to provide certain services for and on behalf of AMI and serve as the face of AMI’s national membership campaign.  To that end AMI appreciates that you have agreed to permit AMI to use your name and likeness in promoting its business in general and AMI memberships (see attached brochure) in various mediums including print and the internet in advertisements, our website, and in sales presentations.  This letter sets forth the mutual understanding and agreements between yourself and AMI by which you have agreed to provide certain services on behalf of AMI.

1.           Services.                       AMI provides various investment related products and services primarily focusing on micro-cap companies, including: the publication of investment related research and information regarding microcap companies; the publication of a magazine; maintaining a website that includes financial information as well as provides online social networking; and holding conferences intended for individuals and companies to identify and build relationships.  To help AMI promote its business Mr. Stein will perform the following services for and on behalf of AMI:

a.           Mr. Stein will make himself available for a video and/or photo shoot in Los Angles California on March 2011, with the specific date and time to be determined by AMI (but expected to be on March 24, 2011).  At that time AMI and its representatives will shoot a brief video in which Mr. Stein will appear and speak, and will also take various pictures with and of Mr. Stein.  During the video and photo shoot Mr. Stein will promote the benefits of AMI’s products and services (including memberships, its research, as well as the benefits of using investment research in micro cap investment allocations).  All videos and photographs taken will be used by AMI to promote its business in written materials, on AMI’s website, as well as in promotional materials and advertisements.

b.           Mr. Stein will make himself available the same day as the film/video production/shoot outlined above for his photograph to be taken with products and materials developed by, and intended to promote, AMI (such as AMI analyst reports & the AMI Magazine).  AMI will use these photos in various forms of its materials and through various mediums, including its written materials ass well as print and internet advertisements.

2.           Name and Likeness.

a.           During the term of this letter agreement Mr. Stein hereby grants AMI a non-exclusive (except as otherwise indicated) worldwide right and license to use Mr. Stein’s name and likeness (including but not limited to the photographs and video taken in accordance with section one above) for the promotion of its business activities and operations and for the offer and sale of its products and services (including on its website, written materials, and in all forms of advertisements).

b.           Mr. Stein acknowledges and agrees that during the term of this letter agreement he will not permit his name and likeness to be used with respect to the promotion of companies, or other products and services, that are competitive to those provided by and through AMI.

c.           Prior to their initial use, any written materials or videos to be used by AMI using Mr. Stein’s name and likeness will be subject to Mr. Stein’s prior approval, which shall not be unreasonably withheld.

3           Fees and Expenses.

a.           During the term of this letter agreement AMI will pay Mr. Stein $*** [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission], through four quarterly payments of $*** [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]. The first payment will be made on the execution of this letter agreement (which is intended to be the payment for the period of April 1, 2001 through June 30, 2011). The second payment would be due to Mr. Stein on July 1, 2011, the third payment will be due October 1, 2011 and the final payment will be due January 1, 2012.

b.           AMI will pay all of Mr. Stein’s reasonable expenses in performing services for and on behalf of AMI, including travel related expenses (if any).

4.           Term of the Agreement.  This agreement between AMI and Mr.  Stein is for a term through March 31, 2012   At any time AMI and Mr. Stein may elect to renew their agreements and understandings set forth in this letter agreement or enter into another agreement on mutually agreeable terms and conditions.

5.           Restrictions.  During the term of this letter agreement Mr. Stein will not endorse, promote, or permit his name and likeness to be used for the promotion of other providers of investment research or companies that provide similar products and services to AMI.

6.           Public Statements.

a.           Mr. Stein acknowledges that AMI through its parent company Accredited Members Holding Corporation may have an obligation to disclose the terms of this letter agreement in accordance with the federal securities laws.

b.           Mr. Stein understands that AMI (or its parent company) may issue one or more press releases concerning this letter agreement and the relationship between Mr. Stein and AMI.     Mr. Stein shall have the opportunity to review any such news release prior to its dissemination.

7.           Confidentiality.  Mr. Stein acknowledges that he may receive information regarding AMI that is not public and/or is otherwise proprietary or confidential.  Mr. Stein agrees not to disclose such information to anyone outside of AMI, and further agrees not to use such information for any purpose, except for the benefit of AMI.  This restriction does not apply to any information that AMI makes public.

8.           Remedies. Both AMI and Mr. Stein agree and acknowledge that the breach or threatened breach by Mr. Stein of the terms of this letter agreement may result in significant and continuing injury to AMI, the monetary value of which would be impossible to establish. Therefore, Mr. Stein agrees that AMI shall be entitled to seek equitable relief or injunctive relief in the event of any breach or threatened breach of this agreement between the parties.  AMI shall also be entitled to any other remedies available to it pursuant to law or this letter agreement.

9.           Signatures.  This letter agreement may be executed in one or more counterparts which when taken together will constitute one and the same instrument.  Execution of the document by facsimile or pdf shall be considered an original document.

10.           Governing Law; Venue.  Any disputes arising from the agreements and understanding set forth in this letter agreement will be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws principles. Venue for any such dispute shall be the federal and state courts located in the metropolitan area of Denver, Colorado.

11.           Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations, agreements, arrangements, and understandings, if any, either written or oral, between the parties with respect to the subject matter of this Agreement, none of which shall be used to interpret or construe this Agreement.

12.           Assignment Prohibited.  No assignment of this letter agreement shall be made without the prior written consent of the other party.

If this letter correctly sets forth your understanding of the terms of our agreement, kindly so acknowledge by signing the duplicate copy of this letter and returning it to the undersigned.
Very truly yours, ACCREDEDITED MEMBERS, INC.

By:	/s/ J.W. Roth
J.W. Roth, Co-Chairman

The terms set forth in this letter agreement are agreed and acknowledged as of this 10th day of March, 2011.

BEN STEIN

/s/ Ben Stein